LETTER OF INTENT

 Dated for Reference, this 29th day of March, 2017

 Between:

Affordable Green Washington LLC. A Washington Limited liability Company (“AGW”) (the “Licensor”) and PacifiCorp Holdings Ltd. a Nevada Corporation ( the “Licensee”), collectively (the “Parties”) desire to memorialize their recent conversations and meetings, in this document and to memorialize their intentions, to utilize their collective efforts in the development and expansion of Marijuana products, Marijuana industry related services and marketing services in the United States, specifically in States and in accordance with State Law, that allow for the consumption of marijuana or marijuana products either recreationally and or medicinally This Letter of Intention (“LOI”) sets forth the general terms and conditions that Licensor offers as they relate to a proposed business transaction via license agreement.

Terms and Conditions

Assets to be Licensed

The licensing of certain marketing and distribution rights of AGW marketing and consulting service model licensing and Sweet Nirvana Products and other Intellectual Property (the “Assets) to be further defined in their entirety in a Definitive Agreement/ Licensing Agreement.

Term

a.) The Parties mutually agree that the period of delivery for a Definitive Agreement / License Agreement shall commence upon the execution of this LOI and terminate on or before April 30, 2017. (the “Delivery Period”)

 b.) The Parties mutually agree that in the spirit of entering into a business transaction by way of Licensing Agreement the term of the proposed Agreement will be 10 (ten) years.

Territories
a.)The Parties mutually agree that the initial territory covered by the proposed Definitive Agreement/ License Agreement be limited initially to the State of Washington.

b.)The Licensee will also have the first right of refusal on a case by case and State by State basis to the exclusive marketing, distribution and consulting service model licensing and Sweet Nirvana Products and intellectual property licensing, specifically in States and in accordance with State Law, that allow for the consumption of marijuana or marijuana products either recreationally and or medicinally.

c.)The Licensee will also have the first right of refusal to the exclusive marketing, distribution and consulting service model licensing and Sweet Nirvana Products and intellectual property licensing, in Canada if as and when legislation is passed in Canada for the legalization and importation of Marijuana and Marijuana products.

Exclusivity

a.)The Parties mutually agree that this LOI and further subsequent agreements that may be contemplated and entered into will remain exclusive in favor of the Licensee and to be further defined in their entirety in a Definitive Agreement/ Licensing Agreement.

b.) The Parties further agree that prior to the earlier of (i) Closing or (ii) termination of this Letter of Intent, that Parties will not directly or indirectly, through any representative, agent, affiliate, business associate or otherwise, solicit offers from, or in any manner encourage any proposal from any other person or entity that will bypass or circumvent the spirit, intent and purpose of the Transaction described herein.

Consideration

a.) The consideration for the assets to be purchased will be fifty thousand ($50,000) US dollars deposit within 30 days of execution of the LOI or Regulatory Approval, whichever comes first;

b.) Within 60 days of execution of this LOI an additional deposit of fifty thousand ($50,000) US dollars; and

c.)  Within 6 months of execution of the LOI a total of two million ($2,000,000) US dollars shall be paid to the Licensor as follows:

d.) All deposits  to be paid directly to the AGW’s trust account held at the Law Offices of Paul M. Donion, located at: 1201 Pacific Avenue, Suite 600, Tacoma, WA 98335.

e.) All funds are refundable and held in trust until such time as the transaction is closed (the “Closing”) or is released from escrow under the authority of the Licensee prior to the closing of the transaction.

f.) Upon the early release of funds from escrow by the Licensee to the Licensor, the transaction will be deemed closed and the Parties are compelled to proceed immediately to execute closing documentation and funds received by the Licensor are non-refundable.

g.) in the event any of the requisite payments totaling and aggregate sum of two million one hundred thousand dollars ($2,100,000) are not completed upon their allotted time frame, AGW and Sweet Nirvana can terminate the Agreement and claim back all licensing and marketing rights citing default of the terms and conditions of the Agreement,  making the Agreement null and void, unless prior written amendment(s) to the Agreement providing  an extension or alternate payment arrangements  are agreed to and duly executed by the Parties.

h.) Within 12 months of execution of the LOI, the Licensee will use its Best Commercial Efforts to raise and fund an additional ten million ($10,000,000) US dollars.

Royalties/Profit Sharing

The Parties mutually agree that there will be no provision for royalties or profit sharing under the terms of the proposed Definitive Agreement/Licensing Agreement.

Definitive Agreement/License Agreement  (the “Agreement”)

All of the Terms and Conditions of the proposed transaction will be stated in detail in a Definitive Agreement/License Agreement, to be negotiated, agreed upon, and executed by the Parties. Neither Party intend to be bound by an oral or written statements or correspondence concerning the Definitive Agreement/License Agreement  arising during the course of negotiations, notwithstanding that the same may be expressed in terms of signifying a partial, preliminary, or interim agreement between the Parties.

Due Diligence Review

Promptly following the execution of this Letter, Licensor will allow Licensee the opportunity for complete examination of Licensor’s financial, accounting, and business records, contracts and all other legal documents necessary to complete due diligence. Any information obtained by Licensee as a result thereof will be maintained by Licensee in confidence. The Parties will cooperate with one another to complete the  due diligence process efficiently and  expeditiously.

Miscellaneous

a.) The Purchase Agreement shall provide for mutual indemnification and other standard representations, warranties, conditions of closing and closing costs.

b.) Each party is responsible for its respective legal, accounting, advisory fees and other costs (including taxes) incurred in connection with the transaction regardless of whether the parties agree to a Purchase Agreement or either party withdraws this Letter of Intent.

c.) This Letter of Intent shall not constitute a public offering or an agreement or an offer to sell or an offer to purchase securities

d.) This Letter of Intent shall not be amended or modified except in writing and duly executed by both Parties.

e.) This Letter of Intent represents the entire understanding of the Parties regarding the terms and conditions hereunder, and supersedes and terminates all prior communications, agreements and understandings, whether oral or written, relating to the subject matter hereof.

Termination

The Parties mutually agree that this LOI may be terminated at any time by any Party for any reason during the Delivery Period giving 5 days written notice to either Party. In the event of a termination all materials and cash balances held by the respective parties or their representatives, counsel, advisors and the like, will be returned in their entirety to the respective Parties.

Confidentiality; Governing Law

The parties agree to treat the terms of this Letter confidently and shall not distribute it or disclose its contents to any third party expect to their respective legal and financial advisors.
This Letter, the Purchase Agreement, and all matters arising directly or indirectly there from shall be governed by and construed under the laws of King County to the exclusive jurisdiction of the of the state and federal courts located in Washington in connection with any dispute or disagreement directly or indirectly relation to, arising out of or in connection with the Purchase Agreement.

This Letter of Intent may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

(THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY, SIGNATURES TO FOLLOW ON THE NEXT PAGE)

LICENSEE: PacifiCorp Holdings Ltd.

By: /s/Laurie Stephenson
President and CEO
500 North Rainbow Road
Las Vegas, NV 89107

LICENSOR: Affordable Green Washington LLC.

By: /s/ Jake George
Jake George President